UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

HTG MOLECULAR DIAGNOSTICS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

HTG MOLECULAR DIAGNOSTICS, INC.

3430 E. Global Loop

Tucson, Arizona 85706

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE RECONVENED ON SEPTEMBER 15, 2022

Dear Stockholder:

This proxy statement supplement, dated August 18, 2022 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of HTG Molecular Diagnostics, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on July 7, 2022 (the “Proxy Statement”) for the 2022 Annual Meeting of Stockholders of the Company held on August 17, 2022 at 1:00 p.m. Pacific Time and to be reconvened on September 15, 2022 at 1:00 p.m. Pacific Time virtually via live audio-only webcast at www.proxydocs.com/HTGM (the “annual meeting). Capitalized terms used and not defined herein have the meanings given to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. TO THE EXTENT INFORMATION IN THIS SUPPLEMENT UPDATES OR CONFLICTS WITH INFORMATION CONTAINED IN THE PROXY STATEMENT, THE INFORMATION IN THIS SUPPLEMENT IS THE MORE CURRENT INFORMATION. WE URGE YOU TO CAREFULLY READ THIS SUPPLEMENT, TOGETHER WITH THE PROXY STATEMENT.

Adjournment; Reduction in Quorum Requirement

On August 17, 2022, the Company adjourned the annual meeting without any business being conducted due to a lack of quorum. As stated in the Proxy Statement, the requisite quorum for the annual meeting was a majority of the shares of stock outstanding and entitled to vote on the record date. On August 17, 2022, the chair of the meeting adjourned the annual meeting until 1:00 p.m. Pacific Time on September 15, 2022. The record date remains June 21, 2022. The purposes for which the annual meeting is being held remain the same as those listed in the Proxy Statement.

To facilitate the achievement of a quorum, on August 18, 2022, the Board approved an amendment to the Company’s bylaws to reduce the quorum requirement for all meetings of stockholders, including the annual meeting, from a majority of the stock outstanding and entitled to vote to one-third of the stock outstanding and entitled to vote.

On the record date for the annual meeting, there were 11,045,986 shares outstanding and entitled to vote. As a result of the foregoing amendment to the bylaws, the holders of at least 3,681,996 shares must be present virtually or represented by proxy at the annual meeting to have a quorum.

Resignation of Directors; Appointment of Director and Committee Members; Option Modifications

James T. LaFrance’s term of office was scheduled to expire at the annual meeting. In addition, Harry A. George previously submitted his resignation from the Board, effective on the date of the annual meeting. In light of the adjournment of the annual meeting until September 15, 2022, on August 17, 2022, each of Mr. LaFrance and Mr. George resigned from the Board, effective on August 18, 2022. In connection with their resignations, the Board approved modifications to extend the deadline to exercise the stock options held by Mr. LaFrance and Mr. George from the date that is three months following their resignation to the respective expirations of the 10-year terms of the options. The modifications will be accounted for as a non-cash compensation expense based on a calculation of the fair value at the time of the modification, and will be determined in accordance with ASC Topic 718 for stock-based compensation transactions. The aggregate number of shares currently subject to outstanding stock options held by Mr. LaFrance is 10,798 shares, at a weighted average exercise price of $15.00 per share. The aggregate number of shares currently subject to outstanding stock options held by Mr. George is 10,532 shares, at a weighted average exercise price of $13.30 per share.

On August 18, 2022, the Board appointed Thomas W. Dubensky Jr., Ph.D. to the Board, effective concurrently with the resignation of Mr. LaFrance, to serve as a Class I director with a term of office expiring at the annual meeting. Dr. Dubensky was also appointed to serve as a member of the Compensation Committee of the Board. Dr. Dubensky is named in the Notice and proxy materials for the annual meeting as a nominee for election at the meeting. The Board also appointed Lee R. McCracken to serve as a member of the Audit Committee of the Board.

Payment for Proxy Solicitation

In light of the lack of quorum on August 17, 2022 and lower than expected voting turnout to date, the Company has retained Morrow Sodali as a proxy solicitor to solicit proxies for the annual meeting and will pay them a fee of $9,000 plus an additional amount per call, as well as reimbursement of out-of-pocket expenses.

Attending the Annual Meeting

In order to attend the annual meeting when it reconvenes on September 15, 2022, please register in advance at www.proxydocs.com/HTGM prior to 5:00 p.m. Eastern Time on September 14, 2022. Upon completion of your registration, you will receive further instructions via email, including a unique link that will allow you to access the meeting and to submit questions during the meeting. Stockholders will not be able to attend the annual meeting in person.

Voting Matters

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the annual meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the reconvening of the Annual Meeting at 1:00 p.m. Pacific Time on September 15, 2022 by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors

Shaun D. McMeans
Secretary
Tucson, Arizona
August 18, 2022